Exhibit 99.1

Apollo Group Appoints John Sperling Chairman Emeritus

PHOENIX – December 13, 2012 – Apollo Group, Inc. (NASDAQ: APOL) today announced that Dr. John G. Sperling will retire as executive chairman of the company’s board of directors, effective December 31, 2012. Dr. Sperling, who founded Apollo Group in 1972, was named chairman emeritus by the board, in recognition of his tireless service and countless contributions to the company.

Additionally, the company announced that Peter V. Sperling has been elected chairman of the board of directors. Mr. Sperling, who is the son of Dr. Sperling, most recently served as vice chairman of the board, and has held numerous management roles with Apollo Group since he joined the company in 1983. Terri Bishop, executive vice president and senior advisor to the CEO of Apollo Group, was elected vice chair of the board. Both Mr. Sperling and Ms. Bishop will assume their new roles effective December 31, 2012.

“It’s nearly impossible to overstate how fully my father has devoted himself to Apollo Group and its mission since he created Apollo Group four decades ago,” said Peter Sperling.

“On behalf of every employee of Apollo Group, I express my most profound gratitude to John Sperling, for his immeasurable contributions to the betterment of society through access to high quality educational programs,” added Apollo Group CEO Greg Cappelli.

Separately, the company announced today that Matthew Carter, Jr. has been appointed to the company’s board of directors, filling an existing vacancy. Mr. Carter will serve as an independent director of the company, and will sit on the audit and finance committees of the board of directors.

Mr. Carter currently serves as president of Sprint Nextel Corporation’s Global Wholesale & Emerging Solutions business unit. Mr. Carter previously served as president of Sprint’s Boost Mobile prepaid group. Before joining Sprint, Mr. Carter held leadership and management roles with Coca-Cola, PNC Financial Services Group, Leap Wireless, Royal Bank of Canada and BellSouth Corporation.

“We are very fortunate to have Matt Carter join the Apollo board,” added Peter Sperling. “Matt brings deep management, operations, marketing and international business expertise to the company, along with a track record of growing and strengthening well-known consumer brands.”

Widely recognized as a transformative business leader, Mr. Carter was named to Black Enterprise magazine’s 100 Most Powerful Executives in Corporate America list in 2011 and in 2012. Mr. Carter holds a bachelor’s degree from Northwestern University, and an MBA degree from Harvard Business School.

About Apollo Group

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for approximately 40 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company offers programs and services throughout the United States and in Latin America and Europe, as well as online throughout the world.

###